Acorn’s Q2 Revenues Grow 18% in Remote Monitoring

and Control of Standby Generators and Pipelines

Dial-in to 844-834-0644 for Investor Call Tomorrow Wed. 8/15 at 11:00 am EDT

Wilmington, DE –August 14, 2018 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines and other industrial assets, today announced results for its second quarter ended June 30, 2018. Acorn will host a conference call tomorrow at 11:00 a.m. EDT (details below) to review its results and outlook.

Jan Loeb, President and CEO of Acorn, commented, “We continue to achieve solid organic growth in our remote monitoring business. We believe that growth opportunities for remote monitoring and control of industrial assets and for the Internet of Things (IoT) in general are still in the early stages, particularly considering growing customer awareness of the operational, financial and compliance benefits that technology can provide. Not only has OmniMetrix delivered another quarter of strong growth, but it also achieved stronger gross margins due to ongoing investments in R&D and the rollout of next generation products.

“In addition to supporting OmniMetrix’s long term organic growth, we also continue to look for attractive, complementary acquisitions that would enhance our financial performance and leverage the tax benefits of our over $60 million of net operating loss carryforwards. Our goal is to find a suitable acquisition target to increase our size and presence in the IoT space.

“Finally, we plan to change our corporate name and trading symbol this year to more accurately reflect the industrial monitoring focus of our company.”

Financial Results

Driven by increases in both monitoring and hardware revenue, OmniMetrix’s second quarter 2018 revenue rose 18% to $1,230,000 from $1,045,000 in the second quarter of 2017. Monitoring revenue reflects a significant increase in number of units being monitored, more than 90% of which renew annually, and the hardware revenue increase reflects higher sales of monitoring equipment in the period versus the same period last year.

($ in thousands)	Q2’18	Q2’17	Increase
Monitoring revenue	$657	$545	21%
Hardware revenue	$573	$500	15%
Total revenue	$1,230	$1,045	18%
Gross profit	$736	$594	24%
Gross margin	60%	57%	300	bps

In the first six months of 2018, revenue increased 14% to $2,439,000, as compared to the first six months of 2017. As shown below, the increase was driven primarily by growth of monitoring revenue, which stems from a significant increase in the number of units monitored.

($ in thousands)	Six Months 2018	Six Months 2017	Increase
Monitoring revenue	$1,299	$1,087	20%
Hardware revenue	$1,140	$1,054	8%
Total revenue	$2,439	$2,141	14%
Gross profit	$1,481	$1,208	23%
Gross margin	61%	56%	500	bps

OmniMetrix’s second quarter 2018 gross profit grew 24% to $736,000, reflecting an in increase in gross margin to 60%, compared to second quarter 2017 gross profit of $594,000 and gross margin of 57%. Similarly, gross profit grew 23% to $1,481,000 for the first six months of 2018, compared to the first six months of 2017, and gross margin improved to 61% from 56% in the prior-year period. The gross margin increases were principally due to the rollout of higher-margin, next-generation monitoring products, as evidenced by hardware gross margin increasing to 35% in the first six months of 2018 from 27% in the first six months of 2017. Gross margin on monitoring was 83% in the first six months of 2018 compared to 85% in the prior-year period, with the decrease due to due to a change in the mix of products monitored.

OmniMetrix’s second quarter 2018 operating expenses were $814,000 versus $794,000 in the second quarter of 2017, as higher SG&A costs were partially offset by lower R&D expenses.

OmniMetrix trimmed its operating loss to $78,000 in the second quarter of 2018 from $200,000 in the second quarter of 2017 as revenue and gross profit growth outpaced slightly higher operating costs. Likewise, OmniMetrix reduced its loss to $133,000 in the first six months of 2018 from $396,000 in the first six months of 2017.

Acorn’s corporate SG&A costs increased to $466,000 in second quarter 2018 from $307,000 in the prior-year period. Second quarter 2018 SG&A expenses included one-time bonuses totaling $150,000 paid to Acorn’s CEO and former Executive Chairman of the Board in recognition of their efforts in executing the 2018 DSIT Transaction. Excluding bonuses, corporate SG&A expense increased $9,000 in second quarter 2018, or 3% over the prior-year period.

Acorn’s consolidated operating loss increased $37,000 to $544,000 in second quarter 2018 from $507,000 in the second quarter of 2017.

Acorn reported a second quarter 2018 net loss attributable to shareholders of $538,000, or $0.02 per share, compared to a net loss attributable to shareholders of $491,000, or $0.02 per share, in the second quarter of 2017.

Adjusted for the non-recurring impact of the net loss on the sale of the Company’s remaining stake in DSIT of $829,000, or $0.03 per share, recorded in the first quarter of 2018, Acorn had an adjusted net loss attributable to shareholders of $931,000, or $0.03 per share for the first six months of 2018, versus a net loss of $711,000, or $0.02 per share, in the prior-year period.

Liquidity and Capital Resources

As of June 30, 2018, Acorn had cash and cash equivalents of $1,781,000. There was also $190,000 of short-term credit outstanding (and $130,000 of unused credit available) under OmniMetrix’s revolving credit facility.

Conference Call Details

Date/Time:	Wednesday, August 15th at 11:00 am EDT
Dial-in Number:	844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, Inc., a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 23 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2018	2017	2018	2017

Revenue	$2,439	$2,141	$1,230	$1,045
Cost of sales	958	933	494	451
Gross profit	1,481	1,208	736	594
Operating expenses:
Research and development expenses	260	268	131	176
Selling, general and administrative expenses	2,133	1,784	1,149	925
Total operating expenses	2,393	2,052	1,280	1,101
Operating loss	(912)	(844)	(544)	(507)
Finance expense, net	(79)	(86)	(27)	(52)
Loss before income taxes	(991)	(930)	(571)	(559)
Income tax expense	—	――	—	—
Net loss after income taxes	(991)	(930)	(571)	(559)
Shares of income in DSIT	33	69	―	33
Impairment of investment in DSIT	(33)	―	―	―
Loss on sale of interest in DSIT, net of withholding taxes and transaction costs	(829)	―	―	―
Loss before discontinued operations	(1,820)	(861)	(571)	(526)
Income from discontinued operations, net of income taxes	—	65	—	―
Net loss	(1,820)	(796)	(571)	(526)
Non-controlling interest share of net loss	60	85	33	35
Net loss attributable to Acorn Energy, Inc. shareholders	$(1,760)	$(711)	$(538)	$(491)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.06)	$(0.02)	$(0.02)	$(0.02)
Discontinued operations	―	$0.00	—	―
Total attributable to Acorn Energy, Inc. shareholders	$(0.06)	$(0.02)	$(0.02)	$(0.02)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,531	29,368	29,537	29,402
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	29,531	29,368	29,537	29,402

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,781	$481
Accounts receivable, net	754	1,103
Inventory, net	257	229
Investment in DSIT	—	5,800
Deferred charges	917	999
Other current assets	176	91
Total current assets	3,885	8,703
Property and equipment, net	106	139
Other assets	485	380
Total assets	$4,476	$9,222
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term credit	$190	$313
Accounts payable	423	489
Accrued expenses	499	466
Deferred revenue	2,762	2,753
Due to Acorn directors	180	1,690
Due to DSIT	―	1,624
Other current liabilities	186	185
Total current liabilities	4,240	7,520
Non-current liabilities:
Deferred revenue	965	811
Due to Acorn directors	163	—
Other non-current liabilities	47	139
Total non-current liabilities	1,175	950
Commitments and contingencies
Equity (Deficit):
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,339,228 and 30,302,271 shares at June 30, 2018 and December 31, 2017, respectively	303	303
Additional paid-in capital	99,846	99,819
Warrants	1,600	1,600
Accumulated deficit	(99,823)	(98,215)
Treasury stock, at cost – 801,920 shares at June 30, 2018 and December 31, 2017	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ equity (deficit)	(1,110)	471
Non-controlling interests	171	281
Total equity (deficit)	(939)	752
Total liabilities and equity (deficit)	$4,476	$9,222